EXHIBIT 99.1

News Release dated October 10, 2013

New Western Energy Corp. Completes Acquisition of 600-Acres in Wilson County, Kansas with Existing Oil Production

IRVINE, Calif., Dec 11, 2013 (GLOBE NEWSWIRE via COMTEX) -- New Western Energy Corporation (OTCBB:NWTR), an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas and other minerals in North America, is pleased to announce that it has completed the acquisition of two oil & gas leases, encompassing 600 acres in Wilson County, Kansas, with combined production of 7.5 barrels of oil per day (bopd).

The first lease, known as Volunteer Lease, consists of approximately 440 acres with 14 existing oil wells and 3 water injection wells that currently produce at the rate of 5 bopd. The second lease, known as Lander Lease, consists of approximately 160 acres with 3 existing oil wells that currently produce at the rate of 2.5 bopd. Subsequent to this strategic acquisition, the Company's combined leasehold interests in Kansas consists of approximately 4,740 acres with 27 oil and gas wells and 4 water injection wells.

These oil and gas leases are located in the central portion of the Cherokee Basin Structural Province, which extends over much of southeastern Kansas. This maturely explored basin is best known for its oil and gas production from shallow Pennsylvanian aged Sandstone reservoirs. In the immediate prospect area, oil and gas are produced from several pay zones of Mississippian and Pennsylvanian aged Sandstone at depths ranging from 600 to 1400 feet. The Volunteer Lease has 9 producing oil wells and 5 additional non-producing shut-in oil wells that can be reworked and brought on line in the near future. The 3 water injection wells on Volunteer Lease have passed the required mechanical integrity test and are currently in use to increase reservoir pressure, thereby stimulating production, improving ultimate oil recovery and maintaining steady production rates over a longer period of time. The Company also plans to upgrade current production equipment by replacing existing steel downhole tubing with fiber glass tubing enabling extended production runs and avoiding unnecessary down time.

The Volunteer and Lander's leases also have proven behind pipe coal gas reserves, as well as the required existing gas collection facilities located upon the leases. The Company plans to recomplete several of the exiting producing oil wells in their behind pipe coal gas reservoirs so as to produce both oil and gas from the same existing well bores.

"We continue to add to our strategic footprint in Kansas, by purchasing existing oil and gas properties with the possibility of immediate upside oil and gas production through enhancement of existing oilfield production equipment, the reworking of currently producing oil and gas reservoirs and through the additional recompletion and production of untapped existing behind pipe oil and gas reserves," said Javan Khazali, President and CEO.

About New Western Energy Corp.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or "potential" reserves among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and our other filings with the SEC at www.sec.gov or from us at New Western Energy Corp., 1140 Spectrum, Irvine, CA 92618.

CONTACT:	Javan Khazali
(949) 435 - 0977
info@newwesternenergy.com